Exhibit 4.1
ARTICLES OF AMENDMENT
OF
WASHINGTON MUTUAL, INC.
(7.75% Series R Non-Cumulative Perpetual Convertible Preferred Stock)
     Pursuant to the provisions of Chapter 23B.10 and Section 23B.06.020 of the Revised Code of Washington, the undersigned officer of Washington Mutual, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Washington, does hereby submit for filing these Articles of Amendment to its Amended and Restated Articles of Incorporation:
     FIRST: The name of the Company is Washington Mutual, Inc.
     SECOND: 3,000,000 shares of the authorized Preferred Stock of the Company are hereby designated “7.75% Series R Non-Cumulative Perpetual Convertible Preferred Stock”.
     The preferences, limitations, voting powers and relative rights of the Series R Non-Cumulative Perpetual Convertible Preferred Stock are as follows:
DESIGNATION
     Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the “7.75% Series R Non-Cumulative Perpetual Convertible Preferred Stock” (the “Series R Preferred Stock”). The number of shares constituting such series shall be 3,000,000. The Series R Preferred Stock shall have no par value per share and the liquidation preference of the Series R Preferred Stock shall be $1,000 per share.
     Section 2. Ranking. The Series R Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with the Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock and with each other class or series of preferred stock established after the Effective Date by the Company the terms of which expressly provide that such class or series will rank on a parity with the Series R Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”) and (ii) senior to the Company’s common stock (the “Common Stock”), the Company’s Series RP Preferred Stock and each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series R Preferred

Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the right to authorize and/or issue additional shares or class or series of Junior Securities or Parity Securities without the consent of the Holders.
     Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:
     (a) “Agent Members” has the meaning set forth in Section 20(c).
     (b) “Articles of Amendment” means the Articles of Amendment of Washington Mutual, Inc. dated December 17, 2007.
     (c) “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as amended.
     (d) “Applicable Conversion Price” at any given time means the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time.
     (e) “Applicable Conversion Rate” means the Conversion Rate in effect at any given time.
     (f) “Base Price” has the meaning set forth in Section 12.
     (g) “Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board of directors.
     (h) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York, or Seattle, Washington are generally required or authorized by law to be closed.
     (i) “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
     For purposes of these Articles of Amendment, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern.
     (j) “Common Stock” has the meaning set forth in Section 2.
     (k) “Company” means Washington Mutual, Inc., a Washington corporation.
     (l) “Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series R Preferred Stock, and its successors and assigns.
     (m) “Conversion Date” has the meaning set forth in Section 9(e)(i).
     (n) “Conversion Price” at any time means, for each share of Series R Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate (initially approximately $21.25).
     (o) “Conversion Rate” means for each share of Series R Preferred Stock, 47.0535 shares of Common Stock, subject to adjustment as set forth herein.
     (p) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Rate pursuant to Section 13.
     (q) “Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
     (r) “Dividend Payment Date” has the meaning set forth in Section 4(b).
     (s) “Dividend Period” has the meaning set forth in Section 4(b).
     (t) “Dividend Threshold Amount” has the meaning set forth in Section 13(a)(v).

     (u) “DTC” means The Depository Trust Company.
     (v) “Effective Date” means the date on which shares of the Series R Preferred Stock are first issued.
     (w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (x) “Exchange Property” has the meaning set forth in Section 14(a).
     (y) “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Rate pursuant to Section 13.
     (z) “Fundamental Change” means the occurrence, prior to any Conversion Date, of one of the following:
     (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock;
     (ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than one of the Company’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; or
     (iii) the Common Stock ceases to be listed on a U.S. national securities exchange or another over-the-counter market in the United States (other than as a result of a transaction described in clause (ii) above);
provided, however, that a Fundamental Change with respect to clauses (i) and (ii) above will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a Fundamental Change.
     (aa) “Global Preferred Stock” has the meaning set forth in Section 20(a).
     (bb) “Holder” means the Person in whose name the shares of the Series R Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series R Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.
     (cc) “Junior Securities” has the meaning set forth in Section 2.
     (dd) “Liquidation Preference” means, as to the Series R Preferred Stock, $1,000 per share.
     (ee) “Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:
     (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock; or
     (ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than one of the Company’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property;
provided, however, that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a Make-Whole Acquisition.
     (ff) “Make-Whole Acquisition Conversion” has the meaning set forth in Section 11(a).
     (gg) “Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 11(a).

     (hh) “Make-Whole Acquisition Effective Date” has the meaning set forth in Section 11(a).
     (ii) “Make-Whole Acquisition Stock Price” means the consideration paid per share of Common Stock in a Make-Whole Acquisition. If such consideration consists only of cash, the Make-Whole Acquisition Stock Price shall equal the amount of cash paid per share of Common Stock. If such consideration consists of any property other than cash, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on each of the 10 consecutive Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.
     (jj) “Make-Whole Shares” has the meaning set forth in Section 11(b).
     (kk) “Mandatory Conversion Date” has the meaning set forth in Section 10(c).
     (ll) “Notice of Mandatory Conversion” has the meaning set forth in Section 10(c).
     (mm) “Officer” means the Chief Executive Officer, the Chief Operating Officer, any Senior Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.
     (nn) “Officer’s Certificate” means a certificate of the Company, signed by any duly authorized Officer of the Company.
     (oo) “Parity Securities” has the meaning set forth in Section 2.
     (pp) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
     (qq) “Record Date” has the meaning set forth in Section 4(b).
     (rr) “Reference Price” means the price paid per share of Common Stock in a Fundamental Change. If the holders of shares of Common Stock receive only cash in the Fundamental Change, the Reference Price shall be the cash amount paid per share. Otherwise the Reference Price shall be the average of the Closing Price per share of Common Stock on each of the 10 Trading Days up to, but not including, the effective date of the Fundamental Change.
     (ss) “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series R Preferred Stock, and its successors and assigns.
     (tt) “Reorganization Event” has the meaning set forth in Section 14(a).

     (uu) “Series I Preferred Stock” means the shares of the Company’s Series I Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock reserved for issuance.
     (vv) “Series J Preferred Stock” means the shares of the Company’s Series J Perpetual Non-cumulative Fixed Rate Preferred Stock reserved for issuance.
     (ww) “Series K Preferred Stock” means the shares of the Company’s Series K Perpetual Non-Cumulative Floating Rate Preferred Stock, no par value and liquidation preference $1,000,000 per share.
     (xx) “Series L Preferred Stock” means the shares of the Company’s Series L Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock reserved for issuance.
     (yy) “Series M Preferred Stock” means the shares of the Company’s Series M Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock reserved for issuance.
     (zz) “Series N Preferred Stock” means the shares of the Company’s Series N Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock reserved for issuance.
     (aaa) “Series R Preferred Stock” has the meaning set forth in Section 1.
     (bbb) “Series RP Preferred Stock” means the shares of the Company’s Series RP Stock, par value of $.01 per share, reserved for issuance pursuant to the Rights Agreement, dated as of December 20, 2000, between the Company and Mellon Investor Services LLC.
     (ccc) “Trading Day” means a day on which the shares of Common Stock:
     (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
     (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
     (ddd) “Transfer Agent” means Mellon Investor Services LLC acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series R Preferred Stock, and its successors and assigns.
     (eee) “Voting Parity Securities” has the meaning set forth in Section 15(b).

     Section 4. Dividends. (a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds legally available therefor, non-cumulative cash dividends in the amount determined as set forth in Section 4(c), and no more.
     (b) Subject to Section 4(a), dividends shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”) commencing on March 15, 2008 or, if any such day is not a Business Day, the next Business Day. Each dividend will be payable to Holders of record as they appear in the records of the Company on the first day of the month in which the relevant Dividend Payment Date occurs or, if such date is not a Business Day, the first Business Day of such month (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series R Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”
     (c) Dividends, if, when and as declared by the Board of Directors, will be, for each outstanding share of Series R Preferred Stock, at an annual rate on the $1,000 per share liquidation preference of 7.75%. Dividends payable for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months and, for any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. No interest or sum of money in lieu of interest will be paid on any dividend payment on a Series R Preferred Stock paid later than the scheduled Dividend Payment Date.
     (d) Dividends on the Series R Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Series R Preferred Stock or declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Company will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to the Series R Preferred Stock or the Common Stock or any other class or series of the Company’s preferred stock.
     (e) If full quarterly dividends on all outstanding shares of the Series R Preferred Stock for any Dividend Period have not been declared and paid, the Company shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Securities during the next succeeding Dividend Period, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan, (ii) any declaration of a dividend in connection with any shareholders’ rights plan, including with respect to the Company’s Series RP Preferred Stock or any successor shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, including with respect to the Company’s Series RP Preferred Stock or any successor shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto and (iii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities. If dividends for any Dividend Payment Date are not paid in full on the shares of the Series R Preferred Stock and there are issued and outstanding shares of Parity Securities with the same Dividend Payment Date, then all dividends declared on shares of the Series R Preferred Stock and such Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly dividends per share on the shares of the Series R Preferred Stock and all such Parity Securities otherwise payable on such Dividend Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.
     (f) Payments of cash for dividends will be delivered to the Holder or, in the case of global certificates, through a book-entry transfer through DTC or any successor Depositary.
     (g) If a Conversion Date on which a Holder elects to convert Series R Preferred Stock is prior to the Record Date for any declared dividend for the Dividend Period, such Holder will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert Series R Preferred Stock or the Mandatory Conversion Date is after the Record Date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend. Notwithstanding the preceding sentence, whether or not such Holder was the Holder of record on the Record Date, the Holder must pay to the Conversion Agent upon conversion of the shares of Series R Preferred Stock an amount in cash equal to the full dividend actually paid on the Dividend Payment Date for the then-current Dividend Period on the shares being converted, unless the shares of Series R Preferred Stock are converted pursuant to Section 10, Section 11 or Section 12 hereof.
     Section 5. Liquidation. (a) In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $1,000 per share of Series R Preferred Stock, plus an amount equal to any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Company.

     (b) In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series R Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
     (c) The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding up.
     Section 6. Maturity. The Series R Preferred Stock shall be perpetual unless converted in accordance with these Articles of Amendment.
     Section 7. Redemptions. The Series R Preferred Stock shall not be redeemable either at the Company’s option or at the option of Holders at any time.
     Section 8. Right to Convert. Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series R Preferred Stock into shares of Common Stock at the Applicable Conversion Rate per share of Series R Preferred Stock (subject to the conversion procedures of Section 9 hereof) plus cash in lieu of fractional shares.
     Section 9. Conversion Procedures.
     (a) Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Series R Preferred Stock and such shares of Series R Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 8, Section 10, Section 11, Section 12, Section 14 or Section 16 hereof, as applicable.
     (b) No allowance or adjustment, except pursuant to Section 13, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date. Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series R Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series R Preferred Stock.
     (c) Shares of Series R Preferred Stock duly converted in accordance with these Articles of Amendment, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Company may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series R Preferred Stock.
     (d) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series R Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series R Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company or, in the case of global certificates, through book-entry transfer through the Depositary.
     (e) Conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:
     (i) On the Mandatory Conversion Date, certificates representing shares of Common Stock shall be issued and delivered to Holders or their designee upon presentation and surrender of the certificate evidencing the Series R Preferred Stock to the Conversion Agent if shares of the Series R Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series R Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.
     (ii) On the date of any conversion at the option of Holders pursuant to Section 8, Section 11 or Section 12, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:
     (A) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;
     (B) surrender the shares of Series R Preferred Stock to the Conversion Agent;
     (C) if required, furnish appropriate endorsements and transfer documents;
     (D) if required, pay all transfer or similar taxes; and
     (E) if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.
If a Holder’s interest is a beneficial interest in a global certificate representing Series R Preferred Stock, in order to convert a Holder must comply with paragraphs (C) through (E) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security.
The date on which a Holder complies with the procedures in this clause (ii) is the “Conversion Date.”
     (iii) The Conversion Agent shall, on a Holder’s behalf, convert the Series R Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in clause (ii) above.
     Section 10. Mandatory Conversion at the Company’s Option.
     (a) On or after December 18, 2012, the Company shall have the right, at its option, at any time or from time to time to cause some or all of the Series R Preferred Stock to be converted into shares of Common Stock at the then Applicable Conversion Rate if, for 20 Trading Days within any period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day preceding the date the Company delivers a Notice of Mandatory Conversion, the Closing Price of the Common Stock exceeds 130% of the then Applicable Conversion Price of the Series R Preferred Stock.
     (b) If the Company elects to cause less than all of the Series R Preferred Stock to be converted under clause (a) above, the Conversion Agent shall select the Series R Preferred Stock to be converted by lot, on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor Depositary (so long as such method is not prohibited by the rules of any stock exchange or quotation association on which the Series R Preferred Stock is then traded or quoted). If the

Conversion Agent selects a portion of a Holder’s Series R Preferred Stock for partial mandatory conversion and such Holder converts a portion of its shares of Series R Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion under this Section 10.
     (c) In order to exercise the mandatory conversion right described in this Section 10, the Company shall provide notice of such conversion to each Holder (such notice a “Notice of Mandatory Conversion”) or issue a press release for publication and make this information available on its website. The Conversion Date shall be a date selected by the Company (the “Mandatory Conversion Date”) and shall be no more than 20 days after the date on which the Company provides such Notice of Mandatory Conversion or issues such press release. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion and press release shall state, as appropriate:
     (i) the Mandatory Conversion Date;
     (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series R Preferred Stock; and
     (iii) the number of shares of Series R Preferred Stock to be converted.
     Section 11. Conversion Upon Make-Whole Acquisition.
     (a) In the event of a Make-Whole Acquisition, each Holder shall have the option to convert its shares of Series R Preferred Stock (a “Make-Whole Acquisition Conversion”) during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of shares of Common Stock in the form of Make-Whole Shares as set forth in clause (b) below.
     (b) The number of “Make-Whole Shares” shall be determined for the Series R Preferred Stock by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:

Stock Price
Make-Whole Acquisition	$17.42	$18	$19	$20	$21	$22.5	$25	$27.5	$30	$35	$40	$50	$75	$100	$150
Effective Date
12/17/2007	10.3518	10.0182	9.4909	9.0164	8.5870	8.0146	6.9301	6.0271	5.3122	4.2519	3.5065	2.5315	1.3391	0.7867	0.2957
12/15/2008	10.3518	10.0182	9.4909	8.8877	8.2210	7.3636	6.2285	5.3658	4.6931	3.7169	3.0479	2.1939	1.1693	0.6942	0.2645
12/15/2009	10.3518	9.6391	8.7506	7.9822	7.3149	6.4651	5.3622	4.5419	3.9157	3.0400	2.4681	1.7647	0.9503	0.5718	0.2214
12/15/2010	10.3518	8.7339	7.8038	7.0020	6.3141	5.4400	4.3369	3.5444	2.9678	2.2153	1.7606	1.2470	0.6831	0.4190	0.1673
12/15/2011	10.3518	7.9063	6.8924	6.0099	5.2437	4.2824	3.0861	2.2864	1.7524	1.1682	0.8920	0.6270	0.3553	0.2248	0.0966
12/15/2012	10.3518	7.5718	6.4538	5.4498	4.5436	3.3464	1.6714	0.2498	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	10.3518	7.5718	6.4538	5.4498	4.5436	3.3464	1.6714	0.2498	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

     (i) The exact Make-Whole Acquisition Stock Prices and Make-Whole Acquisition Effective Dates may not be set forth on the table, in which case:
     (A) if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts on the table or the Make-Whole Acquisition Effective Dates are between two dates on the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;
     (B) if the Make-Whole Acquisition Stock Price is in excess of $150.00 per share (subject to adjustment pursuant to Section 13 hereof), no Make-Whole Shares will be issued upon conversion of the Series R Preferred Stock; and
     (C) if the Make-Whole Acquisition Stock Price is less than $17.42 per share (subject to adjustment pursuant to Section 13 hereof), no Make-Whole Shares will be issued upon conversion of the Series R Preferred Stock.
     (ii) The Make-Whole Acquisition Stock Prices set forth in the table above are subject to adjustment pursuant to Section 13 hereof and shall be adjusted as of any date the Conversion Rate is adjusted. The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 13.
     (c) On or before the twentieth day prior to the date on which the Company anticipates consummating the Make-Whole Acquisition (or, if later, promptly after the Company discovers that the Make-Whole Acquisition will occur), a written notice shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Company. Such notice shall contain:
     (i) the date on which the Make-Whole Acquisition is anticipated to be effected; and

     (ii) the date, which shall be 30 days after the anticipated Make-Whole Acquisition Effective Date, by which the Make-Whole Acquisition conversion option must be exercised.
     (d) On the Make-Whole Acquisition Effective Date, another written notice shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Company. Such notice shall contain:
     (i) the date that shall be 30 days after the Make-Whole Acquisition Effective Date;
     (ii) the number of Make-Whole Shares;
     (iii) the amount of cash, securities and other consideration payable per share of Common Stock or Series R Preferred Stock, respectively; and
     (iv) the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition.
     (e) To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., New York City time on or before the date by which the Make-Whole Acquisition Conversion option must be exercised as specified in the notice delivered under clause (d) above, comply with the procedures set forth in Section 9(e)(ii).
     (f) If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option pursuant to this Section 11, the shares of Series R Preferred Stock or successor security held by it will remain outstanding.
     (g) Upon a Make-Whole Acquisition Conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Company or its successor as set forth in Section 9(d) above, deliver to the Holder such cash, securities or other property as are issuable with respect to Make-Whole Shares in the Make-Whole Acquisition.
     (h) In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Series R Preferred Stock or a successor security representing less than all the shares of Series R Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition Conversion the Company or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Company or its successors, a certificate evidencing the shares of Series R Preferred Stock or such successor security held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.

     Section 12. Conversion Upon Fundamental Change.
     (a) If the Reference Price in connection with a Fundamental Change is less than the Applicable Conversion Price, a Holder may convert each share of Series R Preferred Stock during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted conversion price equal to the greater of (1) the Reference Price and (2) $8.71, subject to adjustment as described in clause (b) below (the “Base Price”).
     (b) The Base Price shall be adjusted as of any date the Conversion Rate of the Series R Preferred Stock is adjusted pursuant to Section 13. The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Base Price adjustment and the denominator of which is the Conversion Rate as so adjusted.
     (c) In lieu of issuing Common Stock upon conversion in the event of a Fundamental Change, the Company may at its option, and if it obtains any necessary regulatory approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each share of Common Stock otherwise issuable upon conversion.
     (d) On or before the twentieth day prior to the date on which the Company anticipates consummating the Fundamental Change (or, if later, promptly after the Company discovers that the Fundamental Change will occur), a written notice shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Company. Such notice shall contain:
     (i) the date on which the Fundamental Change is anticipated to be effected; and
     (ii) the date, which shall be 30 days after the anticipated effective date of a Fundamental Change, by which the Fundamental Change conversion option must be exercised.
     (e) On the effective date of a Fundamental Change, another written notice shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Company. Such notice shall contain:
     (i) the date that shall be 30 days after the effective date of the Fundamental Change;
     (ii) the adjusted conversion price following the Fundamental Change;

     (iii) the amount of cash, securities and other consideration payable per share of Common Stock or Series R Preferred Stock, respectively; and
     (iv) the instructions a Holder must follow to exercise its conversion option in connection with such Fundamental Change.
     (f) To exercise its conversion option upon a Fundamental Change, a Holder must, no later than 5:00 p.m., New York City time on or before the date by which the conversion option upon the Fundamental Change must be exercised as specified in the notice delivered under clause (e) above, comply with the procedures set forth in Section 9(e)(ii).
     (g) If a Holder does not elect to exercise its conversion option upon a Fundamental Change pursuant to this Section 12, the shares of Series R Preferred Stock or successor security held by it will remain outstanding.
     (h) Upon a conversion upon a Fundamental Change, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Company or its successor as set forth in Section 9(d) above, deliver to the Holder such cash, securities or other property as are issuable with respect to the adjusted conversion price following the Fundamental Change.
     (i) In the event that a conversion upon a Fundamental Change is effected with respect to shares of Series R Preferred Stock or a successor security representing less than all the shares of Series R Preferred Stock or a successor security held by a Holder, upon such conversion the Company or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Company, a certificate evidencing the shares of Series R Preferred Stock or such successor security held by the Holder as to which a conversion upon a Fundamental Change was not effected.
     Section 13. Anti-Dilution Adjustments.
     (a) The Conversion Rate shall be subject to the following adjustments.
     (i) Stock Dividends and Distributions. If the Company pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS1

OS0
Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.
OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.
For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Rate that would be in effect if such dividend or distribution had not been declared.
     (ii) Subdivisions, Splits and Combination of the Common Stock. If the Company subdivides, splits or combines the shares of Common Stock, then the Conversion Rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1

OS0
Where,
OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.
OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.
For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Rate that would be in effect if such subdivision, split or combination had not been announced.
     (iii) Issuance of Stock Purchase Rights. If the Company issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + X

OS0+ Y
Where,
OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.
X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.
For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Company. The Company shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Company. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).
     (iv) Debt or Asset Distributions. If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any rights or warrants referred to in clause (iii) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0

SP0 - FMV
Where,
SP0 = the Current Market Price per share of Common Stock on such date.
FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.
In a “spin-off,” where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Rate will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Rate in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0+ MPs

MP0
Where,
MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.
MPs = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (v) Cash Distributions. If the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of the Common Stock does not exceed $0.15 in any fiscal quarter (the “Dividend Threshold Amount”), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, then in each event, the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0

SP0 - DIV
Where,
SP0 = the Closing Price per share of Common Stock on the Ex-Date.
DIV = the amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.
If an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution.
The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this clause (v).
In the event that any distribution described in this clause (v) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Rate which would then be in effect if such distribution had not been declared.

     (vi) Self Tender Offers and Exchange Offers. If the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Rate in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

AC + (SP0 x OS1)

OS0 x SP0
Where,
SP0 = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.
OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.
OS1= the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.
AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.
In the event that the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.
     (vii) Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series R Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Company had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

     (b) The Company may make such increases in the Conversion Rate, in addition to any other increases required by this Section 13, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.
     (c) (i) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date, the Make-Whole Acquisition Effective Date or the effective date of a Fundamental Change, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
     (ii) No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series R Preferred Stock, without having to convert the Series R Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series R Preferred Stock may then be converted.
     (iii) The Applicable Conversion Rate shall not be adjusted:
     (A) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
     (B) upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;
     (C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series R Preferred Stock were first issued;
     (D) for a change in the par value or no par value of the Common Stock; or

     (E) for accrued and unpaid dividends on the Series R Preferred Stock.
     (d) Whenever the Conversion Rate is to be adjusted in accordance with Section 13(a) or Section 13(b), the Company shall: (i) compute the Conversion Rate in accordance with Section 13(a) or Section 13(b), taking into account the one percent threshold set forth in Section 13(c) hereof, and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 13(a) or Section 13(b), taking into account the one percent threshold set forth in Section 13(c) hereof (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 13(a) or Section 13(b) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
     Section 14. Reorganization Events. (a) In the event of:
     (i) any consolidation or merger of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;
     (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;
     (iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or
     (iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 14(a), a “Reorganization Event”); each share of Series R Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such securities, cash and other property, the “Exchange Property”).
     (b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series R Preferred Stock in accordance with Section 8, Section 10, Section 11 or Section 12 hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date.
     (c) The above provisions of this Section 14 shall similarly apply to successive Reorganization Events and the provisions of Section 13 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
     (d) The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 14.
     Section 15. Voting Rights. (a) Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 15.
     (b) Holders will, in the circumstances and to the extent set forth in this Section 15(b), have the right to elect two directors.
     (i) If after the Effective Date the Company fails to pay, or declare and set aside for payment, full quarterly dividends on the Series R Preferred Stock or any other class or series of Parity Securities having similar voting rights (the “Voting Parity Securities”) for six Dividend Periods or their equivalent, whether consecutive or not, the authorized number of the Company’s directors will be increased by two. Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the Holders, voting together as a single and separate class with the holders of any outstanding Voting Parity Securities, will have the right to elect two directors in addition to the directors then in office at the Company’s next annual meeting of shareholders. This right will continue at each subsequent annual meeting until the Company pays dividends in full on the Series R Preferred Stock and any Voting Parity Securities for three consecutive Dividend Periods or their equivalent and pays or declares and sets aside for payment dividends in full for the fourth consecutive Dividend Period or its equivalent or, if earlier, upon the conversion of all Series R Preferred Stock.

     (ii) The term of such additional directors will terminate, and the total number of directors will be decreased by two, at such time as the Company pays dividends in full on the Series R Preferred Stock and any Voting Parity Securities for three consecutive Dividend Periods or their equivalent and declares and pays or sets aside for payment dividends in full for the fourth consecutive Dividend Period or its equivalent or, if earlier, upon the conversion of all Series R Preferred Stock. After the term of such additional directors terminates, the Holders will not be entitled to elect additional directors unless full quarterly dividends on the Series R Preferred Stock have again not been paid or declared and set aside for payment for six future Dividend Periods, whether consecutive or not.
     (iii) Any additional director elected by the Holders and the holders of the Voting Parity Securities may only be removed by the vote of the Holders of record of the outstanding Series R Preferred Stock and holders of the Voting Parity Securities, voting together as a single and separate class, at a meeting of the Company’s shareholders called for that purpose. Any vacancy created by the removal of any such director may be filled only by the vote of the Holders of the outstanding Series R Preferred Stock and the holders of the outstanding Voting Parity Securities, voting together as a single and separate class.
     (c) So long as any shares of Series R Preferred Stock are outstanding, the vote or consent of the Holders of at least 66 2/3% of the shares of Series R Preferred Stock at the time outstanding, voting as a single class with all other classes and series of Voting Parity Securities then outstanding and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Washington law:
     (i) any amendment, alteration or repeal of any provision of the Company’s Amended and Restated Articles of Incorporation (including these Articles of Amendment) or the Company’s bylaws that would alter or change the voting powers, preferences or special rights of the Series R Preferred Stock so as to affect them adversely;
     (ii) any amendment or alteration of the Company’s Amended and Restated Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series R Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company; or

     (iii) the consummation of a binding share exchange or reclassification involving the Series R Preferred Stock or a merger or consolidation of the Company with another entity, except that Holders will have no right to vote under this provision or under Section 23B.11.035 of the Revised Code of Washington or otherwise under Washington law if in each case (x) the Series R Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series R Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series R Preferred Stock, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Series R Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series R Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series R Preferred stock and, notwithstanding Section 23B.10.040(1)(a), (e) or (f) of the Revised Code of Washington or any other provision of Washington law, Holders will have no right to vote on such an increase, creation or issuance.
If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series R Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.
     (d) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series R Preferred shall have been converted into shares of Common Stock.
     Section 16. Fractional Shares.
     (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series R Preferred Stock.

     (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 10 hereof or any conversion at the option of the Holder pursuant to Section 8, Section 11 or Section 12 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.
     (c) If more than one share of the Series R Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series R Preferred Stock so surrendered.
     Section 17. Reservation of Common Stock.
     (a) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series R Preferred Stock as provided in these Articles of Amendment, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series R Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Base Price. For purposes of this Section 17(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series R Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
     (b) Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series R Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
     (c) All shares of Common Stock delivered upon conversion of the Series R Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
     (d) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series R Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

     (e) The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series R Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Series R Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series R Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.
     Section 18. Transfer Agent, Registrar, Paying Agent And Conversion Agent. The duly appointed Transfer Agent, Registrar, paying agent and Conversion Agent for the Series R Preferred Stock shall be Mellon Investor Services LLC. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.
     Section 19. Replacement Certificates.
     (a) If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.
     (b) If physical certificates are issued, the Company shall not be required to issue any certificates representing the Series R Preferred Stock on or after the Mandatory Conversion Date or applicable Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date or applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series R Preferred Stock formerly evidenced by the certificate.
     Section 20. Form.
     (a) Series R Preferred Stock shall be issued in the form of one or more permanent global shares of Series R Preferred Stock in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit A (each, a “Global Preferred Stock”), which is hereby incorporated in and expressly made a part of these Articles of Amendment. The Global Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 20(a) shall apply only to a Global Preferred Stock deposited with or on behalf of the Depositary.
     (b) The Company shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.
     (c) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these Articles of Amendment with respect to any Global Preferred Stock held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Stock, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Stock. The Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series R Preferred Stock, these Articles of Amendment or the Articles of Incorporation.
     (d) Owners of beneficial interests in Global Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Series R Preferred Stock, unless (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Preferred Stock and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Stock shall be exchanged in whole for definitive shares of Series R Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation

Preference. Definitive shares of Series R Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.
     (e) (i) An Officer shall sign the Global Preferred Stock for the Company, in accordance with the Company’s bylaws and applicable law, by manual or facsimile signature.
     (ii) If an Officer whose signature is on a Global Preferred Stock no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Stock, the Global Preferred Stock shall be valid nevertheless.
     (iii) A Global Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Stock. Each Global Preferred Stock shall be dated the date of its countersignature.
     Section 21. Miscellaneous.
     (a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Amendment) with postage prepaid, addressed: (i) if to the Company, to its office at 1301 Second Avenue, Seattle, Washington 98101, Attention: Treasury Department, with a copy to the Company’s Legal Department at 1301 Second Avenue, Seattle, Washington 98101, Attention: Charles Edward Smith III or to the Transfer Agent at 480 Washington Blvd. Jersey City, NJ 07310, or other agent of the Company designated as permitted by this Certificate of Amendment, or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of any transfer agent for the Series R Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
     (b) The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series R Preferred Stock or shares of Common Stock or other securities issued on account of Series R Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series R Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series R Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
     THIRD: These Articles of Amendment do not provide for an exchange, reclassification or cancellation of any issued shares.
     FOURTH: The date of these Articles of Amendment’s adoption is December 17, 2007.
     FIFTH: These Articles of Amendment to the Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Company.
     SIXTH: No shareholder action was required.

     EXECUTED this 17th day of December, 2007.

WASHINGTON MUTUAL, INC.
By:	/s/ Robert J. Williams
	Name:	Robert J. Williams
	Title:	Senior Vice President & Treasurer

EXHIBIT A
FORM OF 7.75% SERIES R NON-CUMULATIVE CONVERTIBLE
PREFERRED STOCK
SEE REVERSE
FOR LEGEND
Number: [ ]
[ ] Shares
CUSIP NO.: [  ]
WASHINGTON MUTUAL, INC.
FACE OF SECURITY
     This certifies that Cede & Co. is the owner of [  ] fully paid and non-assessable shares of the 7.75% Series R Non-Cumulative Convertible Preferred Stock, with no par value and a liquidation preference of $1,000 per share, of Washington Mutual, Inc., a corporation organized and existing under the laws of the State of Washington (the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Amended and Restated Articles of Incorporation of the Company and all amendments thereto and the Amended and Restated Bylaws (copies of which are on file at the office of the Transfer Agent) to all of which the holder of this Certificate by acceptance hereof assents. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed.

WASHINGTON MUTUAL, INC.
By:
Name:
Title:

By:
Name:
Title:

Dated:
Countersigned and Registered
Mellon Investor Services LLC
Transfer Agent and Registrar

By:
Authorized Officer

REVERSE OF SECURITY
WASHINGTON MUTUAL, INC.
     The shares of 7.75% Series R Non-Cumulative Convertible Preferred Stock (the “Series R Preferred Stock”) have the preferences and privileges, conversion rights, dividend rights, liquidation preferences and such other rights and qualifications, limitations and restrictions as provided in the Articles of Amendment relating to the Series R Preferred Stock (the “Articles of Amendment”), in addition to those set forth in the Amended and Restated Articles of Incorporation of the Company (and all amendments thereto) and the Amended and Restated Bylaws, copies of which will be furnished by the Company to any holder without charge upon request to the Transfer Agent named on the face of this Certificate.
     The Series R Preferred Stock are convertible into shares of common stock of the Company (“Common Stock”) at any time by holders of the Series R Preferred Stock, as provided in the Articles of Amendment. On or after December 18, 2012, the Company also has the right to cause some or all of the Series R Preferred Stock to be converted into the Common Stock, subject to certain conditions as provided in the Articles of Amendment. The preceding description is qualified in its entirety by reference to the Articles of Amendment, and the Company’s Amended and Restated Articles of Incorporation (and all amendments thereto) and the Amended and Restated Bylaws, copies of which will be furnished by the Company to any holder without charge upon request to the Transfer Agent named on the face of this Certificate.
     Upon written request to the Secretary at 1301 Second Avenue, Seattle, Washington 98101, Attention: Corporate Secretary, the Company will furnish the holder of this Certificate without charge the designations, relative rights, preferences and limitations applicable to each class or series of authorized stock and the variations in rights, preferences and limitations determined for each series, and the authority of the Board of Directors to determine variations for future classes or series.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
     TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE ARTICLES OF AMENDMENT. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

ASSIGNMENT
FOR VALUE RECEIVED,                                          HEREBY SELL, ASSIGN AND TRANSFER UNTO
Please Insert Social Security or
Other Identifying Number of Assignee

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

SHARES OF THE CAPITAL STOCK REPRESENTED BY THE WITHIN CERTIFICATE, AND DO HEREBY IRREVOCABLY CONSTITUTE AND APPOINT

ATTORNEY TO TRANSFER THE SAID STOCK ON THE BOOKS OF THE WITHIN NAMED CORPORATION WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.
DATED

NOTICE:

The Signature to this Assignment Must Correspond with the Name As Written Upon the Face of the Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatever.
SIGNATURE GUARANTEED

(Signature Must Be Guaranteed by a Member
of a Medallion Signature Program)